Exhibit 99.1
FOR IMMEDIATE RELEASE

December 17, 2002

CONTACT:
Daryl G. Byrd, President and CEO (337) 521-4003
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Resolves Large Nonperforming
Asset And Declares Cash Dividend

Lafayette, Louisiana – The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC), announced the declaration of a quarterly cash dividend of $0.20 per share, up 11% versus the same quarter last year. The dividend is payable on January 17, 2003 to shareholders of record as of December 27, 2002. This dividend level equates to an annualized dividend rate of $0.80 per share. Based on the closing stock price on December 16, 2002 of $38.34 per share, the indicated dividend yield is 2.09%. The dividend payout ratio, defined as quarterly dividends divided by net income, was 27.6% for the fourth quarter of 2001 and 24.5% in the third quarter of 2002.

Additionally, the Company negotiated the recent sale of real estate owned that is located in the French Quarter of New Orleans. The property, which represented one of the larger nonperforming assets of the Company, was sold at a minimal loss.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “For the last few years, we have dedicated time and resources to three significant problem credits. We have now resolved two of those three significant problem credits. We are pleased to have that chapter behind us and we are delighted to have a balance sheet that reflects improved asset quality.”

At September 30, 2002, IBERIABANK Corporation had assets of $1.46 billion, deposits of $1.21 billion and stockholders’ equity of $143 million, which equals 9.80% of assets. IBERIABANK Corporation common stock trades on the NASDAQ Stock Market under the symbol “IBKC.”

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form.

Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates 21 full service offices located in south central Louisiana, 10 full service offices located in north Louisiana and eight full service offices located in the greater New Orleans area. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.